Exhibit 23.1
Consent of RSM US LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-221457) on Form S-8 of our reports, dated March 16, 2021, relating to the consolidated financial statements of FutureFuel Corp. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, appearing in this Annual Report on Form 10-K of FutureFuel Corp. for the year ended December 31, 2020.

/s/RSM US LLP

St. Louis, Missouri

March 16, 2021